Exhibit 99

PPG Industries

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

News	Contact
Jack Maurer
412-434-2181
jmaurer@ppg.com

Investors:
Vince Morales
412-434-3740
vmorales@ppg.com
PPG Industries updates financial details regarding SigmaKalon acquisition
PITTSBURGH, April 8, 2008 — William H. Hernandez, senior vice president, finance, and chief financial officer of PPG Industries (NYSE:PPG), provided updates today on various financial details related to the company’s Jan. 2 acquisition of SigmaKalon Group.
PPG told analysts last November that it expected nonrecurring acquisition-related costs of $100 million to $200 million pretax. Hernandez today indicated that nonrecurring costs for the first quarter 2008 will be approximately $117 million pretax ($89 million aftertax), including $94 million pretax ($66 million aftertax) for the flow-through cost of sales of the step up to fair value of acquired SigmaKalon inventory and $23 million pretax ($23 million aftertax) for the write-off of in-process research and development. He also indicated that additional nonrecurring charges in the range of $50 million to $85 million pretax may occur during 2008 and said details will be provided as they become available.
PPG also stated that it will incur incremental interest costs of approximately $40 million related to the acquisition for the first quarter 2008, which matches the company’s previous estimates. On March 14, PPG announced the completion of a senior note offering to replace a bridge loan used to partially finance the SigmaKalon acquisition. The company said it estimates incremental interest costs stemming from the acquisition of about $44 million for the second quarter 2008.
Hernandez said that incremental amortization expense for acquired intangible assets will match its estimate of about $20 million per quarter. He added that the quarterly amortization amount is subject to change because the preliminary purchase price allocation will not be final until later this year, but said he did not expect any future changes to be material in nature.
Hernandez concluded by confirming the full year 2008 pretax cost synergy targets of $25 million to $75 million related to the SigmaKalon acquisition, saying that the company remains on pace to achieve these synergy levels. He also confirmed previous guidance of annual pretax cost synergies totaling $75 million to $125 million by the third year of post-acquisition operation. While he did not define an amount of anticipated revenue-related synergies, Hernandez said opportunities exist for additional growth of PPG coatings products due to the customer access provided by SigmaKalon’s distribution network and broad geographic presence.
“There is a tremendous amount of enthusiasm and a high level of energy within PPG regarding the SigmaKalon integration,” Hernandez said. “While we are still in the early stages, the acquisition has continued to outperform PPG’s financial projections, and we remain on track to achieve our targeted synergies.”

About PPG
Pittsburgh-based PPG is a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass. The company has more than 150 manufacturing facilities and equity affiliates and operates in more than 60 countries. PPG’s sales in 2007 were $11.2 billion. SigmaKalon, a worldwide coatings producer based in Uithoorn, Netherlands, that PPG acquired Jan. 2, 2008, had 2007 sales of $2.9 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.
Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.
Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.
Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.